UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Chewy, Inc.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Titles of Class of Securities)

16679L109

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out of a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16679L109	13G	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON BC Partners Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON OO (Limited Company)

(a)	These shares represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON CIE Management IX Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON OO (Limited Company)

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON Argos Holdings GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON HC

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON Argos Holdings L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON PN

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 6 of 24 Pages

1	NAME OF REPORTING PERSON Citrus Intermediate Holdings L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON PN

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON Argos Intermediate Holdco I Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON Argos Intermediate Holdco II Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON Argos Intermediate Holdco III Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 338,772,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 338,772,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,772,454 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 84.4%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON Buddy Holdings Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 78,600,000 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 78,600,000 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.6%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON Argos Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 260,172,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 260,172,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 64.8%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON PetSmart, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 260,172,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 260,172,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 64.8%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON PetSmart Buddy Holdings Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 195,327,454 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 195,327,454 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 48.7%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON Buddy Chester Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 64,845,000 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 64,845,000 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.2%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON Buddy Chester Sub Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 64,845,000 (a) (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 64,845,000 (a) (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.2%
12	TYPE OF REPORTING PERSON CO

(a)	Represent shares of Class A Common Stock that are issuable in exchange for shares of Class B Common Stock on a one-for-one basis.

CUSIP No. 16679L109	13G	Page 16 of 24 Pages

Item 1(a).	Name of Issuer:

Chewy, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1855 Griffin Road, Suite B-428

Dania Beach, Florida 33004

Item 2(a).	Name of Person Filing:

This statement is being jointly filed by each of the entities below pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act, all of whom together are referred to herein as the “Reporting Persons”:

(i) BC Partners Holdings Limited

(ii) CIE Management IX Limited

(iii) Argos Holdings GP LLC

(iv) Argos Holdings L.P.

(v) Citrus Intermediate Holdings L.P.

(vi) Argos Intermediate Holdco I Inc.

(vii) Argos Intermediate Holdco II Inc.

(viii) Argos Intermediate Holdco III Inc.

(ix) Buddy Holdings Corp.

(x) Argos Holdings Inc.

(xi) PetSmart, Inc.

(xii) PetSmart Buddy Holdings Corp.

(xiii) Buddy Chester Corp.

(xiv) Buddy Chester Sub Corp.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is attached as Exhibit 99.1 to this Schedule 13G, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1).

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Reporting Persons is as follows:

(i)	BC Partners Holdings Limited

West Wing, Floor 2, Trafalgar Court, Les Banques,

St. Peter Port, Guernsey, GY1 4LY

(ii)	CIE Management IX Limited

West Wing, Floor 2, Trafalgar Court, Les Banques,

St. Peter Port, Guernsey, GY1 4LY

(iii)	Argos Holdings GP LLC

650 Madison Avenue

New York, NY 10022

(iv)	Argos Holdings L.P.

650 Madison Avenue

New York, NY 10022

(v)	Citrus Intermediate Holdings L.P.

650 Madison Avenue

New York, NY 10022

(vi)	Argos Intermediate Holdco I Inc.

650 Madison Avenue

New York, NY 10022

CUSIP No. 16679L109	13G	Page 17 of 24 Pages

(vii)	Argos Intermediate Holdco II Inc.

650 Madison Avenue

New York, NY 10022

(viii)	Argos Intermediate Holdco III Inc.

650 Madison Avenue

New York, NY 10022

(ix)	Buddy Holdings Corp.

650 Madison Avenue

New York, NY 10022

(x)	Argos Holdings Inc.

19601 N. 27th Avenue

Phoenix, AZ 85027

(xi)	PetSmart, Inc.

19601 N. 27th Avenue

Phoenix, AZ 85027

(xii)	PetSmart Buddy Holdings Corp.

19601 N. 27th Avenue

Phoenix, AZ 85027

(xiii)	Buddy Chester Corp.

19601 N. 27th Avenue

Phoenix, AZ 85027

(xiv)	Buddy Chester Sub Corp.

19601 N. 27th Avenue

Phoenix, AZ 85027

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Titles of Classes of Securities:

Class A Common stock, $0.01 par value per share (the “Class A Common Stock”)

Item 2(e).	CUSIP Number:

16679L109

Item 3.

Not applicable.

Item 4.	Ownership

(a)-(c)

Pursuant to and as described in the Issuer’s registration statement on Form S-1 (File No. 333-231095) relating to the initial public offering of its Class A Common Stock, Shares of Class B Common Stock of the Issuer are convertible into shares of Class A Common Stock of the Issuer on a one-for-one basis at any time at the option of the holder, automatically upon any transfer, with certain exceptions, and upon certain other events as described therein.

As of December 31, 2019, 195,327,454 shares of Class B Common Stock were held of record by PetSmart Buddy Holdings Corp., 64,845,000 shares of Class B Common Stock were held of record by Buddy Chester Sub Corp. and 78,600,000 shares of Class B Common Stock were held of record by Buddy Holdings Corp.

Argos Holdings GP LLC (“GP LLC”) is the general partner of Argos Holdings L.P. (“Argos”). Argos is the sole common equity holder of Citrus Intermediate Holdings L.P. (“Citrus”). GP LLC is

CUSIP No. 16679L109	13G	Page 18 of 24 Pages

the general partner of Citrus. Citrus is the sole stockholder of Argos Intermediate Holdco I Inc. (“Holdco I”). Holdco I is the sole stockholder of Argos Intermediate Holdco II Inc. (“Holdco II”). Holdco II is the sole stockholder of Argos Intermediate Holdco III Inc. (“Holdco III”). Holdco III is the sole stockholder of Buddy Holdings Corp. and Argos Holdings Inc. (“Holdings”). Holdings is the sole stockholder of PetSmart, Inc. (“PetSmart”). PetSmart is the sole stockholder of PetSmart Buddy Holdings Corp. and Buddy Chester Corp. (“Chester”). Chester is the sole stockholder of Buddy Chester Sub Corp. CIE Management IX Limited controls a majority of the equity interests of GP LLC and has the power to appoint members to the board of directors of GP LLC who may exercise majority voting power at meetings of the board of directors of GP LLC. BC Partners Holdings Limited is the controlling shareholder of CIE Management IX Limited. Pursuant to Rule 13d-1 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person.

Percent of Class:

See responses to Item 11 on each cover page.

Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

CUSIP No. 16679L109	13G	Page 19 of 24 Pages

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

CUSIP No. 16679L109	13G	Page 20 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 99.1 hereto.

Dated: February 14, 2020

BC PARTNERS HOLDINGS LIMITED

By:	/s/ Matthew Elston
Name:	Matthew Elston
Title:	Director

By:	/s/ Mariana Enevoldsen
Name:	Mariana Enevoldsen
Title:	Director

CIE MANAGEMENT IX LIMITED

By:	/s/ Matthew Elston
Name:	Matthew Elston
Title:	Director

By:	/s/ Mariana Enevoldsen
Name:	Mariana Enevoldsen
Title:	Director

ARGOS HOLDINGS GP LLC

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Authorized Signatory

ARGOS HOLDINGS L.P.

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Authorized Signatory

CITRUS INTERMEDIATE HOLDINGS L.P.

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Authorized Signatory

ARGOS INTERMEDIATE HOLDCO I INC.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

ARGOS INTERMEDIATE HOLDCO II INC.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

CUSIP No. 16679L109	13G	Page 21 of 24 Pages

ARGOS INTERMEDIATE HOLDCO III INC.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

BUDDY HOLDINGS CORP.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

ARGOS HOLDINGS INC.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

PETSMART, INC.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	EVP, Finance, IT and Strategy & CFO

PETSMART BUDDY HOLDINGS CORP.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	President & CFO

BUDDY CHESTER CORP.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	President & CFO

BUDDY CHESTER SUB CORP.

By:	/s/ Alan Schnaid
Name:	Alan Schnaid
Title:	President & CFO

CUSIP No. 16679L109	13G	Page 22 of 24 Pages

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement dated as of February 14, 2020, by and among each of the Reporting Persons